Exhibit 99.1

       PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. ANNOUNCES A VARIABLE FORWARD CONTRACT
ON RALCORP STOCK BY CHAIRMAN WILLIAM P. STIRITZ

ST. LOUIS, February 4, 2005…Ralcorp Holdings, Inc., (NYSE: RAH), today announced that William P. Stiritz, the Chairman of its Board of Directors, is entering into a variable forward contract (VFC). The VFC transaction is essentially a forward sale of a portion of the shares of Ralcorp common stock held by Mr. Stiritz.

Mr. Stiritz advised the Company that he had selected a VFC transaction in order to diversify his investment portfolio, and, at the same time, maintain an opportunity to share in the Company's potential for future growth.

The VFC transaction provides the ability to benefit from future upside appreciation, up to an agreed upon amount, in the Company's share price over the next seven and a half years. The VFC also provides protection against declines in share value exceeding an agreed upon downside floor (set initially below the current market price) over the same period. Under certain circumstances, Mr. Stiritz can elect to retain the shares of Ralcorp stock involved in the VFC transaction, and settle the agreement with cash.

The VFC transaction involves 500,000 shares of Ralcorp stock. The VFC transaction does not cover an additional approximately 380,000 shares of Ralcorp stock owned by Mr. Stiritz, or his non-qualified stock options to acquire an additional 205,621 shares. Mr. Stiritz has filed a Form 144 and will file a Form 4 in connection with the VFC. The Company has determined that the transaction is in accordance with its insider trading policies.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; griddle products including frozen pancakes, waffles, and French toast; and biscuits and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.

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